EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 For the Years Ended December 31, 1999 and 1998

                                                                         1999 (Note 1)                           1998
                                                                  ---------------------------        ---------------------------
                                                               Basic EPS         Diluted EPS          Basic EPS         Diluted EPS
                                                               ---------         -----------          ---------         -----------
Net income                                                    ($  232,500)        ($  232,500)        $   130,000        $   130,000

Add assumed interest savings on debt,
   Net of tax effect                                          $      --           $      --           $      --          $    29,700
                                                              -----------         -----------         -----------        -----------

Adjusted net income                                           ($  232,500)        ($  232,500)        $   130,000        $   159,700
                                                              ===========         ===========         ===========        ===========

Weighted average number of
   Common shares outstanding                                    1,681,000           1,681,000           1,624,900          1,624,900

Dilutive effect of common stock
  Options and warrants                                               --                  --                  --
                                                                                                                             300,500

Dilutive effect of 9% convertible debt
   due to related parties (a)                                        --                  --                  --              863,600
                                                              -----------         -----------         -----------        -----------

Weighted average common shares
   used in EPS calculation                                      1,681,000           1,681,000           1,624,900          2,789,000
                                                              ===========         ===========         ===========        ===========


Earnings per share                                            $     (0.14)        $     (0.14)        $      0.08        $      0.06
                                                              ===========         ===========         ===========        ===========


(a) Convertible debt is considered an other potentially dilutive security. The conversion feature of the debt was exchanged for warrants in November 1998.

Note 1: Common Shares Equivalents were not considered in the diluted earnings per share calculation for 1999 because their effect would have been anti-dilutive.